CERTIFICATIONS

Solely for the purpose of complying with 18 U.S.C. § 1350, each of the undersigned hereby certifies in his capacity as an officer of CURO Group Holdings Corp. (the “Company”) that the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Date: March 18, 2019
_/s/ Don Gayhardt_____________
Don Gayhardt
President and Chief Executive Officer
(Principal Executive Officer)

_/s/ Roger Dean___________
Roger Dean
Treasurer, Executive Vice President and Chief Financial Officer
(Principal Financial Officer)